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EXHIBIT 23

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-30437 of Factory Card and Party Outlet Corp. on Form S-8 of our report dated June 24, 2002, appearing in this Annual Report on Form 11-K of Factory Card Outlet of America, Ltd. Incentive Savings Plan for the year ended December 31, 2001.

/s/  DELOITTE & TOUCHE LLP
Chicago, Illinois
June 26, 2002